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                               STOCK PURCHASE AGREEMENT

                                       AMONG

                       J. L. FRENCH AUTOMOTIVE CASTINGS, INC.

                                        AND

                                THE STOCKHOLDERS OF

                         NELSON METAL PRODUCTS CORPORATION

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                               STOCK PURCHASE AGREEMENT


            THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 10th day of September, 1999, among J. L. French Automotive Castings, Inc., a Delaware corporation ("Buyer"), and the stockholders and option holders of Nelson Metal Products Corporation who are identified on the signature pages attached hereto (collectively "Sellers" and individually a "Seller"). Buyer and each Seller are sometimes referred to collectively herein as the "Parties" and each as a "Party."


                               PRELIMINARY STATEMENTS:

            A. Sellers own beneficially and of record all issued and outstanding shares of capital stock of Nelson Metal Products Corporation, a Delaware corporation (the "Company"), and all of the options exercisable into shares of capital stock of the Company.

            B. This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the shares of capital stock of the Company, including shares issuable upon the exercise of options (the "Shares"), in return for the cash consideration and other obligations set forth below.

            NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the Parties agree as follows:


                                     ARTICLE I

                                    DEFINITIONS

            1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings indicated:

            "AFFILIATE" means any Person that directly or indirectly controls, is controlled by, or is in common control with, any other Person. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

            "AGGREGATE EXERCISE AMOUNT" means the aggregate amount payable upon exercise of all of the Options in accordance with the Option Plan and the applicable option agreement.

            "AGGREGATE PURCHASE PRICE" means an aggregate purchase price in US Dollars equal to the following: Enterprise Value minus Debt plus Cash plus the Aggregate Exercise Amount plus Seller Debt, as adjusted pursuant to Section 2.3 below.

            "AGREEMENT" is defined in the preamble hereto.

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            "APPLICABLE LAWS" is defined in Section 4.15.

            "AUDITOR" is defined in Section 2.3(d).

            "BUYER" is defined in the preamble hereto.

            "BUYER DEBT FINANCING" is defined in Section 3.2(g).

            "BUYER'S INDEMNIFIABLE CLAIMS" is defined in Section 8.2.

            "CALLED OPTIONS" is defined in Section 5.10.

            "CASH" means the aggregate amount of cash of the Company as of the close of business on the Closing Date, as set forth on the Closing Balance Sheet.

            "CLOSING" is defined in Section 6.1.

            "CLOSING BALANCE SHEET" is defined in Section 2.3(b).

            "CLOSING CERTIFICATE" is defined in Section 6.2(e).

            "CLOSING DATE" is defined in Section 6.1.

            "COBRA" means Comprehensive Omnibus Budget Reconciliation Act of 1985, as amended.

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMPANY" is defined in the preamble hereto.

            "DAMAGES" is defined in Section 8.2.

            "DEBT" means, without duplication, (i) all indebtedness or other obligation of the Company for borrowed money, whether current, short-term, or long-term, secured or unsecured, (ii) all indebtedness of the Company for the deferred purchase price for purchases of property outside the ordinary course which is not evidenced by trade payables, (iii) all lease obligations of the Company under leases which are capital leases in accordance with GAAP, if any,
(iv) any off-balance sheet financing of the Company including, without limitation, synthetic leases and project financing, (v) any payment of obligations of the Company in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (vi) any liability of the Company with respect to interest rate swaps, collars, caps and similar hedging obligations, (vii) any liability of the Company under (x) the Phantom Stock Agreement, dated August 16, 1996, between the Company and Robert F. Dubsky and (y) the Note Purchase Agreement, dated as of August 4, 1999, between the Company and The Peninsula Fund L.P. (the "Note Agreement"), and the Senior Subordinated Notes issued by the Company thereunder, including without limitation, the Success Fee (as defined therein), (viii) any indebtedness referred


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to in clauses (i) through (vii) above of any person or entity other than the
Company which is either guaranteed by, or secured by a Security Interest upon any property owned by, the Company and (ix) accrued and unpaid interest of, and prepayment premiums, penalties or similar contractual charges arising as a result of the discharge at Closing of, any such foregoing obligation; provided, however, that Debt pursuant to the Loan Agreement, dated July 19, 1996, between the Company and Nelson Financing shall be deemed to be zero if 100% of the equity interests of Nelson Financing is transferred to Buyer on or prior to Closing pursuant to Section 5.15.

            "DOJ" is defined in Section 5.4.

            "ENTERPRISE VALUE" means $175,000,000.

            "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other statutes (including rules and regulations thereunder) of federal, state and local governments (and all agencies thereof) and common law concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ESTIMATED CLOSING BALANCE SHEET" is defined in Section 2.3(a).

            "ESTIMATED CLOSING WORKING CAPITAL" is defined in Section 2.3(a).

            "FIXED ASSETS" is defined in Section 4.13.

            "FTC" is defined in Section 5.4.

            "GAAP" means generally accepted accounting principles, as in effect in the United States from time to time and applied on a consistent basis.

            "HAZARDOUS MATERIAL" means any substance defined as a "hazardous material," "hazardous substance," "pollutant," "contaminant" or "toxic substance" defined by another term of similar meaning and regulatory effect in any of the Environmental, Health, and Safety Laws.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "INDEMNIFIABLE CLAIMS" is defined in Section 8.5(a).


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            "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" are defined in Section
8.4(b).

            "KNOWLEDGE" means (i) as it relates to each Seller, the actual knowledge of that Seller and the officers and directors of the Company, and (ii) as it relates to Buyer, the actual knowledge of the officers and directors of Buyer.

            "LEASED REAL PROPERTY" is defined in Section 4.12.

            "MAJORITY SELLERS" is defined in Section 12.14.

            "MATERIAL ADVERSE EFFECT" means (i) with respect to the Company, a material adverse effect on the business, operations, assets or financial condition or operating results of the Company and its subsidiaries, taken as a whole; provided, however, that to the extent any effect arises from or is attributable to the announcement of the transaction contemplated herein, including, without limitation, adverse reactions from customers, such effect shall not be deemed a "Material Adverse Effect," and provided further, that any work stoppages or other labor disputes at one or more customer's facilities shall not be deemed a "Material Adverse Effect" and (ii) with respect to the Company, Seller or Buyer, a material adverse effect on the ability of the Company, Seller or Buyer, respectively, to consummate the transactions contemplated hereby or to perform its obligations set forth herein.

            "MATERIAL CONTRACTS" and "MATERIAL CONTRACT" are defined in Section 4.18.

            "MOST RECENT FINANCIAL STATEMENTS" is defined in Section 4.6.

            "MOST RECENT FISCAL PERIOD END" is defined in Section 4.6.

            "NEGOTIATORS" is defined in Section 10.2.

            "NET PURCHASE PRICE" means the Aggregate Purchase Price minus the Aggregate Exercise Amount minus Seller Debt.

            "OPTION PLAN" is defined in Section 5.11.

            "OPTION SHARES" means the Shares that are issuable upon exercise of the Options, and "OPTION SHARE" means each such Share.

            "OPTIONS" means all outstanding options, warrants or other convertible securities granted under any employee stock option or compensation plan or arrangement of the Company, other than Called Options to the extent such Options have been canceled.

            "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

            "OWNED REAL PROPERTY" is defined in Section 4.11.


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            "PERMITS" is defined in Section 4.14.

            "PERMITTED EXCEPTIONS" is defined in Section 4.11.

            "PERSON" means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

            "PLAN" or "PLANS" is defined in Section 4.17(a).

            "POLICY" is defined in Section 7.1(l)(i)(a).

            "PROPRIETARY RIGHTS" is defined in Section 4.9(a)(ii).

            "PURCHASE PRICE PER SHARE" means an amount determined by dividing the Aggregate Purchase Price by the aggregate number of Shares outstanding as of the Closing Date, assuming all Options have been exercised.

            "REAL ESTATE LEASES" is defined in Section 4.12.

            "SEC" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

            "SECTION 338(h)(10) ELECTION" is defined in Section 11.3.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (i) mechanics' and similar liens not yet due and payable, (ii) liens for any Tax not yet due and payable or for any Tax that the taxpayer is contesting in good faith through appropriate proceedings, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other immaterial liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

            "SELLER" and "SELLERS" is defined in the preamble hereto.

            "SELLER AFFIDAVIT" is defined in Section 6.2(h).

            "SELLER DEBT" means the aggregate amount of debt owed by Sellers to the Company that has not been repaid prior to the Closing.

            "SELLERS' EXPENSES" is defined in Section 12.6.

            "SELLERS' INDEMNIFIABLE CLAIMS" is defined in Section 8.3(a).

            "SHARES" is defined in the preamble hereto.


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            "SUBSIDIARY" of any entity means a corporation of which that entity owns directly or indirectly more than 50% of the outstanding securities entitled generally to vote for the election of directors.

            "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum or other tax (including the Michigan Single Business Tax) of any kind whatsoever, including any interest, penalty or addition thereto.

            "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

            "UPDATED DISCLOSURE SCHEDULE" is defined in Section 5.6.


                                     ARTICLE II

SALE AND PURCHASE

            2.1 TRANSFER OF SHARES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, assign, transfer and deliver to Buyer free and clear of all liens, pledges, encumbrances and similar security interests, and Buyer shall purchase from each Seller, the number of Shares set forth opposite that Seller's name on Exhibit A for the consideration specified in Section 2.2.

            2.2 PURCHASE PRICE. In consideration of the delivery to Buyer in accordance with this Agreement of certificates representing the Shares and of the other obligations of Sellers set forth herein, at the Closing, Buyer shall pay to Sellers an aggregate amount equal to the Net Purchase Price. Each Seller shall receive (i) with respect to each Option Share, the Purchase Price Per Share less the exercise price for such Option Share and (ii) with respect to all other Shares, the Purchase Price Per Share less the portion of Seller Debt owing by such Seller (which shall constitute payment in full of the Seller Debt). Exhibit A sets forth the percentage of the Aggregate Purchase Price to be received by each Seller at the Closing.

      2.3   DETERMINATION OF CERTAIN PURCHASE PRICE ADJUSTMENTS.

            (a) Within five business days prior to the Closing Date, Buyer and the Company shall in good faith jointly prepare an estimate of the Closing Balance Sheet (as defined in subsection (b) below) (the "ESTIMATED CLOSING BALANCE SHEET") based on the Company's books and records and other information then available, to determine Estimated Closing Working Capital. For purposes hereof, "ESTIMATED CLOSING WORKING CAPITAL" means the book value of the Company's total current assets (other than Cash and other than the current portion of the Shore Line Industry promissory


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notes referred to in Section 5.13) LESS the Company's total current liabilities
(other than the current portion of Debt and other than accounts payable attributable to capital expenditures) (which amount may be a negative number), determined from the Estimated Closing Balance Sheet as of the Closing Date; provided, however, that if Buyer and the Company are unable to agree on any item of the Estimated Closing Working Capital, such disputed item shall be determined based on the amount of such item set forth on the Company's balance sheet as of the month-ending immediately prior to the Closing Date. At the Closing, the Aggregate Purchase Price will be either (A) reduced by the amount by which $17,000,000 exceeds the Estimated Closing Working Capital or (B) increased by the amount by which Estimated Closing Working Capital exceeds $17,000,000.

            (b) As promptly as practicable after the Closing Date, Buyer will prepare a balance sheet of the Company as of the close of business on the Closing Date (the "CLOSING BALANCE SHEET") for the purpose of establishing the Actual Closing Working Capital. For purposes hereof, "ACTUAL CLOSING WORKING CAPITAL" means the book value of the Company's total current assets (other than Cash and other than the current portion of the Shore Line Industry promissory notes referred to in Section 5.13) LESS the Company's total current liabilities (other than the current portion of any Debt and other than accounts payable attributable to capital expenditures) (which amount may be a negative number), determined from the Closing Balance Sheet. The Closing Balance Sheet and the Estimated Closing Balance Sheet shall (i) be prepared in accordance with GAAP (regardless of whether GAAP was applied in prior periods), and (ii) reflect all items and adjustments regardless of materiality. Within 60 days after the Closing Date, Buyer shall deliver to Sellers the Closing Balance Sheet.

            (c) If Actual Closing Working Capital exceeds Estimated Closing Working Capital, Buyer shall within three business days pay to Sellers the amount of such excess. If Actual Closing Working Capital is less than Estimated Closing Working Capital, Sellers shall within three business days pay to Buyer in immediately available funds the amount of such shortfall. All amounts owed pursuant to this subsection (c) shall include interest, from the Closing Date to the date of payment, at 8.5% annual interest, calculated on the basis of a 365-day year.

            (d) If Sellers disagree with any item on the Closing Balance Sheet, Sellers shall notify Buyer in writing of such disagreement within 30 business days after Sellers' receipt thereof (such notice setting forth in reasonable detail the basis for such disagreement). Buyer shall permit Sellers access to such work papers relating to the preparation of the Closing Balance Sheet as may be reasonably necessary to permit Sellers to review in detail the manner in which the Closing Balance Sheet was prepared. Buyer and Sellers shall thereafter negotiate in good faith to resolve any such disagreements; PROVIDED, HOWEVER, that Sellers or Buyer, as the case may be, shall within three business days pay to Buyer or Sellers, as the case may be, the amount determined pursuant to subsection (c) above which is not subject to dispute, if any. If Buyer and Sellers are unable to resolve any such disagreements within 30 days, Buyer and Sellers shall jointly retain Deloitte & Touche (the "AUDITOR") to resolve any remaining disagreements in accordance with subsection (e) below.

            (e) Buyer and Sellers shall direct the Auditor to render a determination within 25


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days of its retention and Buyer and Sellers shall use their best efforts to cause the Auditor to resolve all disagreements over individual line items as soon as possible. The Auditor shall consider only those items and amounts in the Closing Balance Sheet that Buyer and Sellers are unable to resolve. The determination of the Auditor shall be conclusive and binding upon Buyer and Sellers. The fees and expenses of the Auditor shall be borne one-half by Buyer and one-half by Sellers.


                                     ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

            3.1 REPRESENTATIONS AND WARRANTIES OF SELLERS. Each Seller represents and warrants to Buyer that the statements contained in this Section
3.1 with respect to that Seller are true and correct as of the date of this Agreement and will be true and correct with respect to that Seller as of the Closing Date as though made again as of the Closing Date, except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof, a copy of which is attached hereto and acknowledged by the Parties (the "Disclosure Schedule").

            (a) CAPACITY AND AUTHORIZATION OF SELLERS. Seller is a natural person with the legal capacity to enter into this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. Assuming the due execution and delivery of this Agreement by the other Sellers and Buyer, this Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to general principles of equity and applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally.

            (b) NONCONTRAVENTION. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or bylaws of the Company; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or cause a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller under any agreement, indenture, instrument, order, judgment or decree binding on Seller or on his properties or assets, except for such violations, conflicts, breaches, defaults, terminations, accelerations, liens, security interests, charges or encumbrances that would not separately or in the aggregate have a Material Adverse Effect on Seller; (iii) violate any statute, rule, regulation, ordinance or other law or any judgment, order, decree, stipulation, injunction or charge of any court, administrative agency or commission or other governmental authority or instrumentality by which Seller is bound, except for such violations that would not separately or in the aggregate have a Material Adverse Effect on Seller; or (iv) require any consent, approval, declaration, order or authorization of, or registration or filing with, any third party, court or governmental body or other agency, instrumentality or authority by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of


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the transactions contemplated hereby, other than the filing of a premerger notification report by Seller under the HSR Act, except if the failure to obtain any such consent, approval, declaration, order or authorization or to make any such registration or filing would not have a Material Adverse Effect on Seller.

            (c) BROKERS' FEES. Except for the fees payable to Ernst & Young LLP listed in Section 3.1(c) of the Disclosure Schedule, which Sellers will cause the Company to pay on or before the Closing Date, neither Seller nor the Company shall have any liability or obligation to pay any finder's fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

            (d) SHARES. Seller holds of record and owns beneficially the number of Shares and Options exercisable for the number of Option Shares set forth opposite his name on Exhibit A, free and clear of any liens, security interests, encumbrances, pledges, charges, claims, voting trusts and restrictions on transfer of any nature whatsoever, except as set forth in
Section 3.1(d) of the Disclosure Schedule and except for restrictions on transfer imposed by or pursuant to the securities laws of the United States and of any state that has jurisdiction over such transfer. Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of any capital stock or any options, warrants of other convertible securities of the Company (other than this Agreement).

            (e) CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. Except as described in Section 3.1(e) of the Disclosure Schedule, neither Seller nor its Affiliates is or has been involved in any material business arrangement or relationship with the Company within the past 12 months and neither Seller nor their Affiliates (other than the Company) owns any material asset, tangible or intangible, that is used in the business of the Company.

            (f) CONSENTS AND APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with Seller's execution and delivery of this Agreement or his performance of the terms hereof, other than the filing of a pre-merger notification report by Seller under the HSR Act.

            (g) LITIGATION. There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the Knowledge of Seller, threatened against Seller, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, that, separately or in the aggregate, is reasonably likely to have a Material Adverse Effect on Seller.

            3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers that the statements contained in this Section 3.2 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date as though made again as of the Closing Date.

            (a) CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate


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power and authority to own, lease and operate its property and conduct its business as presently conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which Buyer owns or leases real property, maintains an office or has employees residing. Neither the nature of the business conducted by Buyer nor the property Buyer owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on Buyer. Buyer has delivered to Sellers true, correct and complete copies of the articles or certificate of incorporation and bylaws of Buyer.

            (b) AUTHORIZATION. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All necessary corporate action has been taken by Buyer with respect to the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby. Assuming the due execution and delivery of this Agreement by Sellers, this Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to general principles of equity and applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally.

            (c) CONSENTS AND APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with Buyer's execution and delivery of this Agreement or its performance of the terms hereof, other than the filing of a pre-merger notification report by Buyer under the HSR Act.

            (d) INVESTMENT INTENT. Buyer is acquiring the Shares for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act.

            (e) LITIGATION. There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the Knowledge of Buyer, threatened against Buyer, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, that, separately or in the aggregate, is reasonably likely to have a Material Adverse Effect on Buyer.

            (f) NO CONFLICTS. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or bylaws of Buyer;
(ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or cause a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer under any agreement, indenture, instrument, order, judgment or decree binding on Buyer or on its properties or assets, except for such violations, conflicts, breaches, defaults, terminations, accelerations, liens, security interests, charges

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or encumbrances that would not separately or in the aggregate have a Material
Adverse Effect on Buyer; (iii) violate any statute, rule, regulation, ordinance or other law or any judgment, order, decree, stipulation, injunction or charge of any court, administrative agency or commission or other governmental authority or instrumentality by which Buyer is bound, except for such violations that would not separately or in the aggregate have a Material Adverse Effect on Buyer; or (iv) require any consent, approval, declaration, order or authorization of, or registration or filing with, any third party, court or governmental body or other agency, instrumentality or authority by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than the filing of a premerger notification report by Buyer under the HSR Act, except if the failure to obtain any such consent, approval, declaration, order or authorization or to make any such registration or filing would not have a Material Adverse Effect on Buyer.

            (g) TRANSACTION FINANCING. Buyer has delivered to the Company a financing commitment letter that represents commitments of Chase Securities, Inc., the Chase Manhattan Bank, Banc of America Securities LLC, and Bank of America NT & SA to provide Buyer with cash and cash equivalents (the "Buyer Debt Financing") in an amount, taken together with the equity proceeds referred to in such commitment letter, sufficient to enable it to purchase the Shares as provided in Section 2.2 without violating any solvency requirements currently applicable to Buyer.

            (h) BROKERS' FEES. Buyer has no liability or obligation to pay any finder's fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.


                                      ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

            Each Seller, jointly and severally, represents and warrants to Buyer that the statements in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date as though made again as of the Closing Date, except as set forth in the Disclosure Schedule.

            4.1 CORPORATE ORGANIZATION; AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own, lease and operate its property and conduct its business as presently conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the Company owns or leases real property, maintains an office or has employees residing. Neither the nature of the business conducted by the Company nor the property the Company owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on the Company. The Company has all requisite power and authority (corporate and other) to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Sellers have delivered to Buyer true, correct and complete copies of the Certificate of Incorporation and the Bylaws of the Company.

            4.2 SUBSIDIARIES, ETC. Except as set forth in Section 4.2 of the Disclosure Schedule, the Company has no Subsidiary and the Company holds no direct or indirect beneficial interest in any other corporation, partnership, joint venture, limited liability company, or other entity or enterprise.

            4.3 CAPITALIZATION AND SECURITY HOLDERS. The authorized capital shares of the Company consist solely of 1,200,000 common shares, $.01 par value, of which 856,200 are issued and outstanding as set forth in Exhibit A hereof and 500,000 preferred shares, without par value, of which none are issued and outstanding. All outstanding common shares of the Company have been validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in
Section 4.3 of the Disclosure Schedule, (i) there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, or other commitments or rights of any type relating to the issuance, sale or transfer by the Company of any securities of the Company, (ii) there are no outstanding securities that are convertible into or exchangeable for any capital shares of the Company, (iii) the Company has no obligation of any kind to issue any additional securities, and (iv) there are no voting trusts, proxies or any other agreements or understandings with respect to voting of the capital stock of the Company. The Company has not, within the last six months, redeemed or otherwise purchased any of its capital stock.

            4.4 LITIGATION. Except as set forth in Section 4.4 of the Disclosure Schedule, there is no claim, litigation, action, suit, proceeding, grievance, charge, investigation or inquiry, administrative or judicial, pending or, to the Knowledge of each Seller, threatened against the Company, at law or in equity, before any foreign, federal, state or local court or regulatory agency, or other governmental authority or any arbitrator, that is reasonably likely to have a Material Adverse Effect on the Company.

            4.5 NO CONFLICTS. Except as set forth in Section 4.5 of the Disclosure Schedule, to the Knowledge of each Seller, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or cause a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any agreement, indenture, instrument, order, judgment or decree binding on the Company or Sellers or on their respective properties or assets, except for such violations, conflicts, breaches, defaults, terminations, accelerations, liens, security interests, charges or encumbrances that would not separately or in the aggregate have a Material Adverse Effect on the Company; (iii) violate any statute, rule, regulation, ordinance or other law or any judgment, order, decree, stipulation, injunction or charge of any court, administrative agency or commission or other governmental authority or instrumentality by the Company or assets of the

Company are bound, except for such violations that would not separately or in the aggregate have a Material Adverse Effect on the Company; or (iv) require any consent, approval, declaration, order or authorization of, or registration or filing with, any third party, court or governmental body or other agency, instrumentality or authority by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than the filing of a premerger notification report by Sellers under the HSR Act, except if the failure to obtain any such consent, approval, declaration, order or authorization or to make any such registration or filing would not have a Material Adverse Effect on the Company.

            4.6 FINANCIAL STATEMENTS. Attached hereto as Section 4.6 of the Disclosure Schedule are the following financial statements of the Company (collectively, the "Financial Statements"): (i) audited balance sheets and statements of operations, statements of stockholders' equity and statements of cash flows as of and for the fiscal years ended December 31, 1998, 1997, and 1996, and (ii) an unaudited balance sheet, income statement, statement of shareholders' equity and cash flow statement (the "Most Recent Financial Statements") as of and for the fiscal period ended May 31, 1999 (the "Most Recent Fiscal Period End"). Except as set forth in Section 4.6 of the Disclosure Schedule, the Financial Statements have been prepared from the books and records of the Company and are in accordance with GAAP, and fairly present in all material respects the financial condition of the Company as of the dates stated and the results of operations of the Company for the periods then ended, except that normal recurring year-end adjustments have not been made with respect to interim financial statements.

            4.7   ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Section 4.7 of the Disclosure Schedule and except for such changes and events that would not have a Material Adverse Effect on the Company, since the Most Recent Fiscal Period End, there has not been:

            (a) Any material adverse change in business, operations, assets, financial conditions or operating results of the Company or any occurrence, circumstance, or combination thereof that reasonably could be expected to result in any such material adverse change;

            (b) Any transaction entered into or carried out by the Company other than in the Ordinary Course of Business;

            (c) Any material borrowing or agreement to borrow funds by the Company, other than pursuant to the Company's existing revolver facility in the Ordinary Course of Business; any incurring by the Company of any other material obligation or liability (contingent or otherwise), except liabilities incurred in the Ordinary Course of Business; or any endorsement, assumption or guarantee of payment or performance of any material loan or obligation of any other individual, firm, corporation or other entity by the Company;

            (d) Any material change in the Company's method of doing business or any change in its accounting principles or practices or its method of application of such principles or practices;

            (e) Any material mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the property or assets of the Company, other than in the Ordinary Course of Business;

            (f) Any material lien, mortgage, security interest, pledge, hypothecation, charge or other encumbrance of the Company discharged or satisfied, or any obligation or liability (absolute or contingent) paid, other than in the Ordinary Course of Business;

            (g) Any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of, any of the properties or assets of the Company in excess, individually or in the aggregate, of $250,000, other than sales in the Ordinary Course of Business;

            (h) Any loan or advance made by the Company to any individual, firm, corporation or other entity;

            (i) Any direct or indirect redemption or repurchase of any shares of its capital stock or any payment or declaration of a dividend or other distribution in respect of any shares of its capital stock;

            (j) Any issuance, sale or transfer of any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company;

            (k) Any theft, damage, destruction or loss in excess of $250,000, to its tangible assets, whether or not covered by insurance or suffered any substantial destruction of the Company's books and records;

            (l) Any acquisition or any arrangement to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or product line;

            (m) Any lease, contract, agreement, commitment, or any other transaction in excess of $50,000 entered into, amended or terminated other than in the Ordinary Course of Business, or any transaction with any Affiliate entered into;

            (n) Any bonus or any wage, salary or compensation increase in excess of $25,000 per year made or granted to any employee or sales representative, group of employees or consultants or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement; or

            (o) Any labor strikes or other material labor disputes with the employees of the Company.

            4.8 TAXES. Except as set forth on Section 4.8 of the Disclosure Schedule, (i) the Company has duly filed all federal, state, local and foreign Tax Returns required to be filed by it and each such Tax Return has been prepared in compliance with all applicable laws and regulations and is true and correct except to the extent that any failure to so file or failure to comply or be true and correct would not have a Material Adverse Effect on the Company; (ii) all Taxes that have become due and payable by the Company have been paid; (iii) there are no tax liens (other than for Taxes not yet due and payable) on the assets of the Company and the Company has received no notice that any deficiency or proposed adjustment that has not been settled or otherwise resolved has been or is being proposed, asserted or assessed against the Company with respect to any Taxes; (iv) there are no outstanding agreements or waivers extending the statutory period of limitation to any Tax Returns required to be filed by or on behalf of the Company; (v) there is no action, suit, taxing authority proceeding or audit with respect to Taxes now in progress, pending or, to the Knowledge of each Seller, threatened against or with respect to the Company; (vi) no written claim has ever been received by the Company from a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction; (vii) the Company has not been a member of any affiliated, consolidated, combined, unitary or aggregate group for purposes of filing Tax Returns or paying Taxes and has no liability under Treasury Regulation 1.1502-6 or any comparable provision of state or local law for the Taxes of another member of such a group, (viii) the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since August 1, 1996; and (ix) at all times since August 1, 1996, the Company has held no equity interest in any corporation other than stock of a corporation that was a "qualified subchapter S subsidiary" within the meaning of
Section 1361(b)(3)(B) of the Code.

            4.9   PROPRIETARY RIGHTS.

            (a)   Section 4.9 of the Disclosure Schedule sets forth:

            (i) All patents, trade names, trademarks, service marks, Internet domain names, copyrights, logos, inventions, designs, trade secrets, confidential information, computer software and franchises and all licenses, sublicenses or agreements in respect thereof or applications therefor, that the Company owns or has the right to use or to which the Company is a party; and

            (ii) All filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office or offices ((i) and (ii) collectively, the "Proprietary Rights").

            (b) Except as set forth in Section 4.9 of the Disclosure Schedule, the Proprietary Rights comprise all intellectual property owned or necessary for the operation of the Company's business and the Company is the sole and exclusive owner of all right, title and interest in and to all Proprietary Rights, free and clear of all liens, claims, charges, equities, rights of use, encumbrances and restrictions whatsoever, except where the failure to own such right, title and interest would not have a Material Adverse Effect on the Company.

            (c) To the Knowledge of each Seller, the business of the Company is not conducted in contravention of any patent, trademark, copyright or other intellectual property of any third party.

            (d) To the Knowledge of each Seller, none of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used or relied on by the Company in the conduct of its business will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (i) data from, into and between the twentieth and twenty-first centuries or (ii) data in connection with any valid date in the twentieth and twenty-first centuries.

            4.10 INSURANCE. The Company is insured by financially sound and reputable insurers, unaffiliated with the Company, with respect to its properties and the conduct of its business in such amounts and against such risks as are sufficient for compliance with law and as are adequate to protect the properties and business of the Company in accordance with normal industry practice.

            4.11 REAL PROPERTIES. Section 4.11 of the Disclosure Schedule sets forth the address and a true, correct and complete legal description of all of the real property owned by the Company (the "Owned Real Property"). Except as set forth in Section 4.11 of the Disclosure Schedule (such exceptions, the "Permitted Exceptions"), the Company has good, valid and marketable title, in fee simple absolute, to all of the Owned Real Property. Except as set forth in
Section 4.11 of the Disclosure Schedule, the Owned Real Property is held by the Company free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever, except mortgages and liens securing debt that is reflected in the Financial Statements or the Disclosure Schedule which mortgages and liens shall be released at or prior to the Closing. Section 4.11 of the Disclosure Schedule contains a true and complete description of each parcel of Owned Real Property.

            4.12 REAL ESTATE LEASES. Set forth in Section 4.12 of the Disclosure Schedule is a list of all leases and subleases of real property, including all amendments, modifications and supplements thereto (the "Real Estate Leases"), to which the Company is a party. With respect to each Real Estate Lease, (i) such Real Estate Lease is in full force and effect and the Company holds a valid and existing leasehold or subleasehold interest and (ii) the Real Estate Lease is fully assignable to Buyer. Set forth in Section 4.12 of the Disclosure Schedule is a list of all other material agreements between the Company and any lessor or sublessor under any of the Real Estate Leases, any mortgagee of any of the premises covered by the Real Estate Leases (the "Leased Real Property") or any assignor of any of the Real Estate Leases.

            4.13 FIXED ASSETS. Except as set forth in Section 4.13 of the Disclosure Schedule, the Company has marketable title to all furniture, fixtures, equipment, machinery and leasehold improvements (the "Fixed Assets") owned or used by the Company in the conduct of its business or located at the Owned Real Property or the Leased Real Property as of the date hereof. Except as set forth in Section 4.13 of the Disclosure Schedule and except for defects that do not materially detract from the value thereof or adversely affect the use thereof, the Company has good and sufficient title to all Fixed Assets (other than those Fixed Assets that in the aggregate are not material to the business of the Company) reflected in the Financial Statements (other than property that has been disposed of in the Ordinary Course of Business). Except as set forth in Section 4.13 of the Disclosure Schedule, all the Fixed Assets are in good operating condition, normal wear and tear excepted, and held free and clear of all Security Interests. With respect to all buildings (and all components thereof) located on the Owned Real Property and Leased Real Property, such buildings are in good condition and repair in light of their age and adequate to operate such facilities in the manner in which they are being operated.

            4.14 PERMITS. Set forth in Section 4.14 of the Disclosure Schedule is a list of all material permits, variances, licenses, registrations, certificates and other governmental authorizations ("Permits") held by the Company and used in the conduct of the Company's business. The Permits constitute all permits, variances, licenses, registrations, certificates and other governmental authorizations necessary for the Company to conduct its business as presently conducted, except when the failure to possess any such permit, variance, license, registration, certificate or other governmental authorization would not have a Material Adverse Effect on the Company.

            4.15 COMPLIANCE WITH LAWS. Except as set forth in Section 4.15 of the Disclosure Schedule, the Company has complied, and is in compliance, with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any foreign, federal, state or local court or governmental authority applicable to the Company, its business or its properties (collectively, the "Applicable Laws"), except for any such noncompliance that would not have a Material Adverse Effect on the Company.

            4.16  ENVIRONMENT, HEALTH AND SAFETY.  Except as set forth in
Section 4.16 of the Disclosure Schedule:

            (a) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Company alleging (i) a failure to comply with or liability arising under Environmental, Health and Safety Laws, (ii) a requirement to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials with respect to the Owned Real Property or the Leased Real Property, or (iii) a requirement to pay all or a portion of the cost of any past, present or future clean up, removal or remedial or other response action that arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials by the Company; and

            (b) The Company has no liability or obligation (i) for damage to or contamination of any site, property, location or body of water (surface or subsurface or groundwater), (ii) for any illness of or personal injury to any employee or other Person under any of the Environmental, Health and Safety Laws, or (iii) otherwise relating to or arising under Environmental, Health and Safety Laws.

            (c) The Company has provided to Buyer true and correct copies of all material environmental assessments, reports, and audits, relating to and in the possession or control of the Company, including, without limitation, those relating to its current or former properties, operations or facilities.

            4.17  EMPLOYEE BENEFIT PLANS.

            (a) Section 4.17 of the Disclosure Schedule lists each employee benefit plan, fund or program that, as of the date of this Agreement, is being directly or indirectly maintained or contributed to by the Company or any Seller for the benefit of the current or former employees of the Company, including, without limitation, any and all "employee benefit plans" (as defined in Section 3(3) of ERISA) (individually, a "Plan" and collectively the "Plans").

            (b) Other than the Plans, no Seller nor the Company directly or indirectly maintains or contributes to (or has any obligation or liability with respect to) any plan, fund or program (whether domestic or foreign) that provides medical, health, hospitalization, life, disability or other insurance, vacation, deferred compensation, pension, bonus, stock options, stock purchase rights, or other employee benefits with respect to present or former employees of the Company.

            (c) Except as set forth in Section 4.17 of the Disclosure Schedule, each Plan (and each related trust or insurance contract) complies in form and in operation in all material respects with all Applicable Laws, including ERISA, the Code and COBRA, and the Company has made all contributions and premium payments due thereunder on or before the date of this Agreement.

            (d) Except as set forth in Section 4.17 of the Disclosure Schedule, no material charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand with respect to any Plan (other than routine claims for benefits) is pending or, to the Knowledge of each Seller and the Company, has been threatened.

            (e) Except as set forth in Section 4.17 of the Disclosure Schedule, Sellers have made available to Buyer correct and complete copies of
(i) the plan documents and summary plan description, (ii) the most recent Form 5500 Annual Report, and (iii) all trust agreements, insurance contracts and other funding agreements with respect to each Plan.

            (f) Except as set forth in Section 4.17 of the Disclosure Schedule, the Company has never contributed to, or been under any obligation to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA).

            (g) Except as set forth in Section 4.17 of the Disclosure Schedule, no Plan provides for medical or life insurance benefits to retired or former employees of the Company or any Subsidiary (other than as required under Code Section 4980B, or similar state law).

            (h) The Company has not incurred and has no reason to expect any liability to the Pension Benefit Guaranty Corporation (other than premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan that the Company or any other entity, that together with the Company is treated as a single employer under Code Section 414, maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

            4.18 CONTRACTS. Section 4.18 of the Disclosure Schedule lists the following contracts and other agreements (other than those of a type disclosed in another Section to the Disclosure Schedule) to which the Company is a party (collectively, the "Material Contracts" and each a "Material Contract"):

            (a) each sales agency, dealer, representative, distributorship or brokerage agreement or franchise;

            (b) each contract or group of related contracts with the same party providing for the purchase of goods or services by the Company and under which the undelivered balance of such goods or services has a purchase price in excess of $500,000;

            (c) each contract or group of related contracts with the same party providing for the sale of goods or services by the Company and under which the undelivered balance of such goods or services has a purchase price in excess of $500,000;

            (d) any material agreement for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

            (e) each partnership, joint venture, joint operating or similar agreement;

            (f) indebtedness for borrowed money, or any capitalized lease obligation, in excess of $500,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

            (g) any agreement involving consideration in excess or $100,000 or any other material agreement with any Seller or an Affiliate of any Seller;

            (h) any deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

            (i) any collective bargaining agreement or employment or consulting agreement;

            (j) any agreement under which the Company has advanced or loaned money to directors, officers or employees outside the Ordinary Course of Business.

            (k) any agreement that prohibits it from freely engaging in business anywhere in the world; or

            (l) any agreement pursuant to which the Company subcontracts work to third parties.

            Sellers have previously delivered to Buyer true, correct and complete copies of all written Material Contracts. Each Material Contract is legally valid and binding against the Company, in full force and effect and enforceable against the Company in accordance with its terms, except as disclosed in Section 4.18 of the Disclosure Schedule and except when the invalidity or nonbinding nature of that Material Contract would not have a Material Adverse Effect on the Company. The Company is not in breach or default of any Material Contract and has no Knowledge of any cancellation, breach or anticipated breach by any other party to a Material Contract in any material respect.

            4.19 INVENTORY. The inventory reflected in the Financial Statements as of the Most Recent Fiscal Period End is valued on a basis consistent with past practices. Except as disclosed in Section 4.19 of the Disclosure Schedule or as reserved in such Financial Statements, substantially all such inventories are good and merchantable in the Ordinary Course of Business and of a quality and quantity presently usable. In the aggregate, management believes adequate reserves have been established on the Company's books of account with respect to obsolescent and slow moving inventory.

            4.20 DIRECTORS, OFFICERS, EMPLOYEES AND COMPENSATION. The Company has previously provided to Buyer a true and correct list of the officers and directors of the Company and all employees whose total current salary and bonus exceeds $75,000 per annum and the total salary, fee and bonus payments received in the calendar year ended December 31, 1998, by each such officer, director and employee. The provisions for wages, salaries and bonuses accrued on the Financial Statements as of the Most Recent Fiscal Period End are adequate for salaries and wages, including accrued vacation pay, for the period through the date thereof, and the Company has accrued on its books and records all obligations for wages and salaries and other compensation to its employees, including, without limitation, vacation pay and sick pay, and all commissions and other fees payable to agents, salesmen and representatives.

            4.21 LABOR RELATIONS. Except as set forth in Section 4.21 of the Disclosure Schedule, there is no unfair labor practice, charge or complaint against the Company pending before any governmental authority. Except as set forth in Section 4.21 of the Disclosure Schedule, there is no labor strike, or any material dispute, slowdown, grievance, or stoppage, or any union-organizing or decertification effort or campaign, actively pending against or involving the Company or its employees. Except as set forth in Section 4.21 of the Disclosure Schedule, the Company is not a party to a collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company and no union or collective bargaining unit represents any of the employees of the Company. No layoff of employees has been implemented that could implicate the Worker Adjustment and Retraining Notification (WARN) Act of 1988.

            4.22 ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. Except as set forth in Section 4.22 of the Disclosure Schedule, all accounts receivable of the Company represent sales actually made in the Ordinary Course of Business and all accounts payable have been incurred in the Ordinary Course of Business.

      4.23 DEBT. The amount of Debt that is included in the determination of the Aggregate

Purchase Price represents all the Debt obligations of the Company.

      4.24 PRODUCT WARRANTY AND LIABILITY. All products designed, manufactured, merchandised, serviced, distributed, sold or delivered by the Company at any time prior to the Closing Date have been in conformity with all applicable contractual commitments and all express or implied warranties other than the routine satisfaction of warranty claims consistent with past practice. No liability exists for recall or replacement thereof or other damages in connection with such sales or deliveries at any time prior to the Closing Date. No products heretofore sold by the Company are now subject to any guarantee or warranty other than the Company's standard terms and conditions of sale other than in the Ordinary Course of Business or in accordance with industry practice. The Company has no liabilities (and, to the Knowledge of each Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.


                                      ARTICLE V

COVENANTS

            5.1 GENERAL. Each of the Parties will use reasonable best efforts to take all action and to do all things necessary to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article
VII).

            5.2   CONDUCT OF BUSINESS OF THE COMPANY PRIOR TO THE CLOSING.

            (a) Sellers will not cause or permit the Company to engage in any practice, take any action of enter into any transaction (i) outside the Ordinary Course of Business or (ii) that would have required disclosure (if such practice, action or transaction had occurred prior to the date hereof) under
Section 4.7 of this Agreement.

            (b) Prior to the Closing, unless Buyer agrees otherwise in writing, Sellers will cause the Company to, and Sellers will:

            (i) conduct the Company's business and operations only in the usual and Ordinary Course of Business, including, without limitation, with respect to maintenance of working capital balances, collection of accounts receivable, payment of accounts payable, repairs and maintenance, capital expenditures and cash management practices generally;

            (ii) use their reasonable best efforts to cause the Company's current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

            (iii) keep in full force and effect their respective corporate existence and all rights, franchises and intellectual property relating or pertaining to their businesses;

            (iv) use their reasonable best efforts to carry on the business of the Company in the same manner as presently conducted and to keep the Company's business organizations and properties intact, including their present business operations, physical facilities, working conditions and employees and their present relationships with lessors, licensors, suppliers and customers and others having business relations with them;

            (v) maintain the assets of the Company in normal repair, order and condition consistent with current needs, replace inoperable, worn out or obsolete assets with assets of good quality consistent with prudent practices and current needs;

            (vi) promptly (once the Company or Sellers have Knowledge thereof) inform Buyer in writing of any variances from the representations and warranties contained in Article 3.1 or Article IV hereof or any breach of any covenant hereunder by Sellers or the Company.

            5.3 ACCESS TO RECORDS. Upon not less than three days' written notice received by Sellers, Sellers will cause the Company to permit representatives of Buyer to have reasonable access during normal business hours, but only in a manner so as not to interfere with the normal business operations of the Company, to the premises, properties, personnel, books, records, contracts and documents of or pertaining to the Company; provided, however, that such access to the premises shall not be provided unless reasonably necessary to accomplish a legitimate business purpose of Buyer, and provided further, that Buyer shall be required to be accompanied by Sellers or a representative of Sellers or the Company at all times upon the Company's premises. Buyer shall hold in confidence all information so obtained and shall use such information only for the purpose of implementing the transactions contemplated hereby.
Buyer further covenants and agrees that, prior to the consummation of the transactions contemplated herein, it shall not at any time, and shall cause its agents, affiliates, employees and representatives not to at any time, without the prior written consent of each Seller, disclose any confidential information regarding the operations of the Company or any Seller to any third party. If the transactions contemplated hereby are not consummated, Buyer shall return all data and other information to Sellers and continue to honor the foregoing confidentiality and nondisclosure covenants. Buyer's obligations under this
Section 5.3 do not extend to any (i) information that is shown to be or to have been generally known to others engaged in the same trade or business as the Company; (ii) information that is or becomes public knowledge through no act or omission by Buyer or any of its directors, officers, employees, professional advisors, or other representatives; (iii) information that is rightfully obtained by Buyer from a third party that is under no contractual or other obligation of confidentiality with respect to such information; or (iv) information that is required to be disclosed pursuant to judicial or governmental requirements.

            5.4 HSR ACT FILINGS. Buyer and Sellers shall, as promptly as practicable but in no event later than five business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each Party shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Parties shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Buyer shall pay all fees and expenses incurred by any Party in connection with that preparation and filing.

            5.5 LITIGATION SUPPORT. If and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated by this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, each of the other Parties shall cooperate with such Party and such Party's counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII).

            5.6 UPDATED DISCLOSURE SCHEDULE. Immediately prior to the Closing, Sellers shall prepare and deliver to Buyer an updated Disclosure Schedule (the "Updated Disclosure Schedule") that updates the information contained in the Disclosure Schedule as of the Closing Date. Buyer shall accept and acknowledge the Updated Disclosure Schedule if the Closing occurs, provided it meets the standard set forth in Section 7.1(i) or Section 5.16, as applicable. Upon such acceptance and acknowledgment by Buyer, for all purposes under this Agreement such Updated Disclosure Schedule shall be deemed to supersede and amend the original Disclosure Schedule dated as of the date of this Agreement.

            5.7 INDEMNIFICATION. Buyer shall cause the Company to keep in effect provisions in its certificate of incorporation and bylaws with respect to indemnification no less favorable to directors and officers than those contained therein on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of at least six years from the Closing in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Closing were directors or officers of the Company in respect of actions or omissions at or prior to the Closing (including the transactions contemplated by this Agreement), except as required by applicable law or except to make changes permitted by law that would not materially diminish such rights of indemnification.

            5.8 EXCLUSIVITY. None of Sellers will (and Sellers will not cause or permit the Company to) (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of the Company (including any acquisition structured as a merger, consolidation or share exchange), or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Sellers will not vote the Shares in favor of any such acquisition structured as a merger, consolidation or share exchange. Sellers shall notify Buyer immediately if any Person makes any proposal, offer or inquiry with respect to the foregoing.

            5.9 S CORPORATION DISTRIBUTION. Prior to the Closing, Sellers shall cause the Company to make certain payments to such Persons, and in such amounts, as set forth on Section 5.9 of the Disclosure Schedule. The making of such payments by the Company shall not be deemed a breach of any representation, warranty or covenant of Sellers otherwise contained in this Agreement.

            5.10 CALL OF OPTIONS. Prior to the Closing, Sellers shall cause the Company to cancel the options identified on Section 5.10 of the Disclosure Schedule (the "Called Options") by paying to the holder of each such option $10.00 per share for each share subject to purchase pursuant to such option.

            5.11 EXERCISE OF OPTIONS. Prior to the Closing, the Sellers shall cause the Company to take such actions as are necessary, including, if necessary, amending the Company's Non-Qualified Stock Option Plan (the "Option Plan"), so that (a) all outstanding Options granted under the Plan automatically will vest immediately prior to the Closing and (b) such Options automatically will be canceled upon payment by Buyer to each holder thereof of an amount in cash equal to the difference between the Purchase Price Per Share and the exercise price per share for that holder's respective Options for each share subject to that holder's respective Options. The amendment of the Option Plan provided for in this Section 5.11 shall be conditioned upon the consummation of the transactions contemplated by this Agreement so that, in the event the transactions are not consummated and this Agreement is terminated, the Options shall in all respects revert to the terms in effect prior to the amendment.

            5.12 PERFORMANCE BONUS AMENDMENT. Prior to the Closing, the Sellers shall use all reasonable efforts to cause the Company to enter into an amendment to the Performance Bonus and Noncompete Agreement with each of Messrs. Myers, Fischer, Rotondo and Doran that clarifies that the change in control payments to be made to such individuals as a result of the transactions contemplated by this Agreement represent satisfaction in full of all obligations arising under such agreements.

            5.13 PROMISSORY NOTES FROM SHORE LINE INDUSTRIES, INC. If and when Buyer receives principal and interest payments under the two promissory notes dated July 1, 1998, issued by Shore Line Industries, Inc. in favor of the Company, Buyer shall, within five days after such receipt, pay to James A. Humphrey for distribution to Sellers the amount of such payments in immediately available funds.

            5.14  RELEASE OF GUARANTY.    If and when the Company is released
from its obligations to guaranty indebtedness of Shore Line Industries, Inc., Buyer shall, within five days after such release, pay to James A. Humphrey for distribution to Sellers, in immediately available funds, an amount equal to the principal amount of the indebtedness guaranteed, but only to the extent such principal amount was included in Debt for purposes of determining the Aggregate Purchase Price.

            5.15 NELSON FINANCING. At the Closing, James Humphrey, the sole stockholder of Nelson Metal Financing Corporation ("Nelson Financing"), will transfer to Buyer all of the equity interests of Nelson Financing for no additional consideration, free and clear of all liens and encumbrances. Sellers represent and warrant that James A. Humphrey is the sole stockholder of Nelson Financing, and Nelson Financing has no liabilities or obligations other than those related to the financing arrangement reflected in the Loan Agreement dated July 31, 1996 between Nelson Financing and the Company.

            5.16 COMPLIANCE AUDIT. The Company has retained an environmental consultant to perform a so-called "compliance audit" of the Company's facilities and operations. If such audit identifies liabilities or potential liabilities that could reasonably be expected to exceed $1 million, Buyer shall have the right, for a period of 7 business days after receipt of the compliance audit, to terminate this Agreement. Nothing in this Section shall limit the ability of Sellers to amend the Disclosure Schedule pursuant to Section 5.6 (with the same level of specificity as the current Disclosure Schedule).


                                      ARTICLE VI

CLOSING

            6.1 THE CLOSING. The transactions contemplated by this Agreement shall be closed (the "Closing"), and all deliveries to be made at such time in connection therewith shall take place, at the offices of Baker & Hostetler LLP, 3200 National City Center, Cleveland, Ohio, commencing at 10:00 a.m., Cleveland time, on October 15, 1999 (the "Closing Date"), or such other date mutually satisfactory to the Parties after the satisfaction or waiver of all of the conditions set forth in Article VII.

            6.2 DELIVERIES OF SELLERS AT CLOSING. At the Closing, Sellers will deliver or cause to be delivered to Buyer the following:

            (a) Certificates representing the Shares, which shall be registered in the name of Buyer, or duly endorsed for transfer to Buyer or accompanied by duly executed stock powers as set forth in Section 7.1(g);

            (b) The certificate referred to in Section 7.1(f) of this Agreement;

            (c) A Certificate of the Secretary of State of Delaware as to the legal existence and good standing of the Company, together with the Company's Certificate of Incorporation, certified by the Secretary of State of Delaware;

            (d) All minute books, stock transfer books, stock certificate books and all corporate seals and financial and accounting books and records of the Company;

            (e) A certificate setting forth the amount of Debt and Cash (the "Closing Certificate");

            (f) Copies of third party and governmental consents, if any, listed on Schedule 6.2;

            (g)   A duly executed Section 338(h)(10) Election; and

            (h) An affidavit dated as of the Closing Date and sworn under penalty of perjury setting forth the names, addresses and federal tax identification numbers of each Seller stating that such Seller is not a "foreign person" within the meaning of Section 1445 of the Code (the "Seller Affidavit").

            6.3 DELIVERIES OF BUYER AT CLOSING. At the Closing, Buyer will deliver or cause to be delivered to Sellers the following:

            (a) The Net Purchase Price in the form specified in Section 2.2 of this Agreement payable pursuant to the directions of Sellers delivered at least three business days before the Closing;

            (b) The certificate referred to in Section 7.2(e) of this Agreement; and

            (c) A Certificate of the Secretary of State of Delaware as to the legal existence and good standing of Buyer, together with a copy of Buyer's articles or certificate of incorporation, certified by the Secretary of State of Delaware.


                                     ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS

            7.1 CONDITIONS TO OBLIGATIONS OF BUYER. Each and every obligation of Buyer to be performed under this Agreement is subject to the satisfaction at or prior to the Closing of each of the following conditions (unless waived in writing by Buyer):

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 3.1 and Article IV of this Agreement (disregarding for purposes hereof any materiality or Material Adverse Effect qualifications set forth therein) shall have been true and correct when made and shall be true and correct at and as of the Closing as though such representations and warranties were made as of the Closing (without taking into account any disclosures made by Sellers to Buyer pursuant to Section 5.6 or 5.2(b)(vi)), except for such inaccuracies that in the aggregate have not had and would not reasonably be expected to have, in the reasonably foreseeable future, a Material Adverse Effect on the Company.

            (b) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement that are to be performed or complied with by each Seller shall have been performed and complied with in all material respects on or prior to the Closing, including, without limitation, all deliveries to be made pursuant to Section 6.2 of this Agreement and all covenants to be performed prior to the Closing pursuant to Article V of this Agreement.

            (c) CONSENTS. All applicable governmental approvals, premerger filing requirements and waiting periods, including, without limitation, those under the HSR Act, shall have been received or satisfied.

            (d) NO ADVERSE CHANGE. There shall not have been any change since the date of this Agreement that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

            (e) NO ADVERSE PROCEEDING. There shall not be pending or threatened any claim, action, litigation or proceeding (judicial or administrative) or governmental investigation against Buyer, any Seller or the Company for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation of the transactions contemplated hereby is illegal.

            (f) CERTIFICATE. Sellers shall have delivered to Buyer at the Closing a certificate, dated the date of Closing, to the effect that the conditions set forth in subsections (a) through (d) and, to the Knowledge of each Seller, (e), of this Section 7.1 have been satisfied.

            (g) SHARES. There shall have been delivered to Buyer certificates representing the Shares, which shall be registered in the name of Buyer, or duly endorsed for transfer to Buyer or accompanied by duly executed stock powers.

            (h) RESIGNATION OF DIRECTORS AND OFFICERS. Each of the directors and each of the officers (specified by Buyer) of the Company shall have tendered their resignations effective as of the Closing Date.

            (i) UPDATED DISCLOSURE SCHEDULE. Sellers shall have delivered to Buyer the Updated Disclosure Schedule, which Updated Disclosure Schedule shall not contain, in the reasonable opinion of Buyer, any new or updated items of information that reflect, individually or in the aggregate, a change that has had a Material Adverse Effect on the Company.

            (j) LEGAL OPINION. Buyer shall have received from counsel to Sellers and the Company a closing legal opinion in substantially the form of Exhibit B, addressed to Buyer and dated as of the Closing Date.

            (k) RECEIPT OF FINANCING PROCEEDS. Buyer shall have obtained the proceeds of the Buyer Debt Financing.

            (l) TITLE COMMITMENT; SURVEY. (i) With respect to each parcel of Owned Real Property, Buyer shall receive:

                        (a) upon Buyer's payment of the applicable premium therefor, a title insurance policy or an irrevocable and unconditional commitment to issue a title insurance policy (the "Policy"), based on a title commitment for an ALTA Owners Policy of Title Insurance issued by Buyer's title insurer, insuring Buyer's interest in the Owned Real Property subject only to the Permitted Exceptions and matters corrected by Sellers pursuant to subsection
            (iii). The Policy shall contain such endorsements as reasonably requested by Buyer or Buyer's lender; and

                        (b) current surveys prepared by Buyer's surveyor, which surveys (1) shall conform to 1997 ALTA/ACSM Minimum Detail Requirements for Urban Title Surveys and (2) shall not disclose any survey defect or encroachment or a violation of a covenant, condition or restriction that affects the Owned Real Property, including, without limitation, the Permitted Exceptions, from or onto any of the Owned Real Property that materially adversely effects the conduct of the business of the Company on that respective parcel of Owned Real Property or the value of such parcel.

                  (ii) With respect to Leased Real Property, Buyer shall receive an estoppel letter from the Landlords, lessors and sublessors for such property (which shall contain, if required by the applicable lease or sublease, the consent of the respective Landlord, lessor or sublessor to the transactions contemplated herein) in form and substance reasonably satisfactory to Buyer.

                  (iii) No liens or encumbrances affecting the Owned Real Property that are not Permitted Exceptions shall be grounds for rejecting title, provided Sellers cause Buyer's title insurer without cost to Buyer, to insure over such lien or encumbrance.

            (m) SELLER AFFIDAVIT. Buyer shall have received from each Seller the Seller Affidavit.

            7.2 CONDITIONS TO OBLIGATIONS OF SELLERS. Each and every obligation of Sellers to be performed under this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions (unless waived in writing by each Seller):

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Section 3.2 of this Agreement shall have been true and correct when made, and shall be true and correct at and as of the Closing as though such representations and warranties were made as of the Closing, except for such inaccuracies that have not had and would not reasonably be expected to have, in the reasonably foreseeable future, a Material Adverse Effect on Buyer.

            (b) PERFORMANCE OF AGREEMENT. All covenants, conditions and other obligations under this Agreement that are to be performed or complied with by Buyer shall have been performed and complied with in all material respects on or prior to the Closing, including, without limitation, all deliveries to be made pursuant to Section 6.3 of this Agreement.

            (c) CONSENTS. All applicable governmental approvals, premerger filing requirements and waiting periods, including, without limitation, those under the HSR Act, shall have been received or satisfied.

            (d) NO ADVERSE PROCEEDING. There shall not be pending or threatened any claim, action, litigation or proceeding (judicial or administrative) or governmental investigation against Buyer, any Seller or the Company for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation of the transactions contemplated hereby is illegal.

            (e) CERTIFICATE. Buyer shall have delivered to Sellers at the Closing a certificate signed on its behalf by its President or Vice President and Secretary or Assistant Secretary, dated the date of Closing, to the effect that the conditions set forth in subsections (a) through (c) and, to the Knowledge of such officers, (d), of this Section 7.2 have been satisfied.

            (f) PURCHASE PRICE. Buyer shall have paid the Net Purchase Price at the Closing in accordance with Section 2.2 hereof.

            (g) LEGAL OPINION. Sellers shall have received from counsel to Buyer a closing legal opinion in substantially the form of Exhibit C, addressed to Buyer and dated as of the Closing Date.


                                     ARTICLE VIII

INDEMNIFICATION

            8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Subject to the limitations set forth in Sections 8.4 and 8.7 of this Agreement and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of the Parties, all representations and warranties in this Agreement of Sellers and Buyer shall survive execution and delivery of this Agreement for a period of 15 months from the Closing Date, except for the representations and warranties contained in Sections 3.1(a), 3.1(c), 3.1(d), 3.2(a), 3.2(b), 4.1 and 4.3 which shall survive execution and delivery of this Agreement indefinitely, and Section 4.8, which shall survive execution and delivery of this Agreement until 60 days after the expiration of the applicable statute of limitations.

            8.2   INDEMNIFICATION BY SELLERS.

            (a) Subject to the limitations set forth in Sections 8.4 and 8.7 of this Agreement, Sellers, jointly and severally, hereby covenant and agree to indemnify and hold harmless Buyer from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed on or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from the following (collectively, "Buyer's Indemnifiable Claims"):

            (i) Any inaccuracy in or breach of any of the representations or warranties (disregarding for purposes hereof, any materiality and Material Adverse Effect qualifications set forth in such representations and warranties) made by Sellers in this Agreement; or

            (ii) Any breach or nonperformance of any covenant, certificate or obligation to be performed or delivered by Sellers pursuant to this Agreement.

            (iii) Any liability arising under Environmental Health and Safety Laws relating to or arising from the Brite Metals facility located at 1100 Godfrey Street S.W., Grand Rapids, Michigan.

            (iv) All Taxes that are not accrued or reserved for in the Closing Balance Sheet (A) of the Company with respect to taxable periods (or portions thereof) ending on or before the Closing Date (other than the
      Section 338(h)(10) Taxes) and (B) of any other person for which the Company is liable (I) as a result of such person being a member of a consolidated, combined or unitary group that included the Company for any taxable period (or portion thereof) ending on or before the Closing Date,
      (II) as a successor, or (III) by contract entered into on or before the Closing Date.

            (b) For purposes of this Article, all Damages shall be computed net of any insurance coverage proceeds received by the Company with respect thereto, or any corresponding tax benefit when and as received by or realized by such Party, that reduces the Damages that would otherwise be sustained.

            (c) Buyer shall be considered to have suffered Damages arising out of or resulting from the matters referred to in subsection (a) above if the same shall be suffered by any parent, subsidiary or Affiliate of Buyer, including, without limitation, the Company.

            8.3   INDEMNIFICATION BY BUYER.

            (a) Subject to the limitations set forth in Sections 8.4 and 8.7 of this Agreement, Buyer hereby covenants and agrees to indemnify and hold harmless each Seller from and against any and all Damages asserted against, resulting to, imposed on or incurred or suffered by that Seller, directly or indirectly, as a result of or arising from the following (collectively, "Sellers' Indemnifiable Claims"):

            (i) Any inaccuracy in or breach of any of the representations or warranties made by Buyer in this Agreement (disregarding for purposes hereof, any materiality and Material Adverse Effect qualifiers set forth in such representations and warranties);

            (ii) Any breach or nonperformance of any covenant or obligation to be performed by Buyer pursuant to this Agreement; or

            (iii) All (A) Taxes of the Company that are accrued or reserved for in the Closing Balance Sheet or with respect to taxable periods (or portions thereof) beginning after the Closing Date, (B) the Section 338(h)(10) Taxes and (C) Taxes of any other person for which the Company is liable (I) as a result of such person being a member of a consolidated, combined or unitary group that is created after the Closing Date and that includes the Company with respect to any taxable period (or portion thereof) beginning after the Closing Date or (II) by contract entered into after the Closing Date.

            (b) For purposes of this Article, all Damages shall be computed net of any insurance coverage proceeds received by the Sellers with respect thereto, or any corresponding tax benefit when and as received by or realized by such Party, that reduces the Damages that would otherwise be sustained.

            8.4 LIMITATIONS ON RECOVERY. Rights to indemnification hereunder are subject to the following limitations:

            (a) Subject to Section 12.13 below, the obligation of indemnity provided herein constitutes the sole remedy of each Party with respect to any claim arising under this Agreement, other than a claim arising under Section 9.2 or a claim based on intentional misrepresentation or willful misconduct, and terminates after the fifteenth month after the Closing Date, other than in connection with a claim arising as a result of a breach of the representations and warranties contained in Section 3.1(a), 3.1(c), 3.1(d), 3.2(a), 3.2(b), 4.1,
4.3 or 4.8.

            (b) The foregoing provisions of this Section notwithstanding, if, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach specifying the Section of this Agreement with respect to which the claimed breach arose and setting forth in reasonable detail the facts constituting the claimed breach is given by a Party seeking indemnification (the "Indemnified Party") to the Party from whom indemnification is sought (the "Indemnifying Party"), or a suit or action based upon a claimed breach is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claimed breach or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

            (c) Sellers' obligation to indemnify Buyer under this Article VIII shall be joint and several. Except with respect to any breach of the representations and warranties contained in Section 3.1(a), 3.1(c), 3.1(d), 3.2(a), 3.2(b), 4.1, 4.3, 4.8, 4.23 or 5.15, Sellers' and Buyer's obligation to indemnify the other Party under Section 8.2(a)(i) and 8.3(a)(i), respectively, shall be applicable only after and to the extent that the aggregate amount of all Damages asserted under

Buyer's Indemnifiable Claims or Sellers' Indemnifiable Claims relating to such Sections 8.2(a)(i) or 8.3(a)(i), as applicable, exceeds an amount equal to .75% of the Enterprise Value (the "Basket"); provided, however, that (1) neither Buyer nor Sellers shall have any obligation to indemnify the other party for any single course of conduct, related set of circumstances, occurrence or event, unless the Damages arising therefrom exceed $50,000; and (2) no Damages arising from any single course of conduct, related set of circumstances, occurrence or event shall be included in calculating whether the Basket has been exceeded unless the Damages arising therefrom exceed $50,000.

            (d) Except with respect to any breach of the representations and warranties contained in Section 3.1(a), 3.1(c), 3.1(d), 3.2(a), 3.2(b), 4.1,
4.3, 4.8 or 4.23, the maximum aggregate liability of Sellers to Buyer under
Section 8.2(a)(i) for Damages under Buyer's Indemnifiable Claims and of Buyer to Sellers under Section 8.3(a)(i) for Damages under Sellers' Indemnifiable Claims shall be an amount equal to 10% of the Enterprise Value.

            (e) Notwithstanding anything to the contrary contained herein, Sellers' obligation to indemnify Buyer under Section 8.2(a)(iii) shall be applicable only after and to the extent that the aggregate amount of all Damages asserted under such Section exceeds the amount of $400,000. To the extent that the amount of Damages for all Buyers' Indemnifiable Claims under Section 8.2(a)(iii) exceeds $400,000, the next $3,000,000 of Damages for Buyers' Indemnifiable Claims under Section 8.2(a)(iii) shall be shared 15% by Buyer and 85% by Sellers. The maximum aggregate liability of Sellers to Buyer under
Section 8.2(a)(iii) shall be $2,550,000. Sellers' obligation to indemnify Buyer under Section 8.2(a)(iii) shall expire on the fourth anniversary of the date hereof; provided, however, that Sellers' obligation to indemnify Buyer under
Section 8.2(a)(iii) shall include Damages which have been committed to be paid by Buyer on or before the fourth anniversary of the date hereof. Buyer shall have the right to control the actions for which indemnification may be sought under Section 8.2(a)(iii). Sellers shall have the right, at their sole cost and expense and through a designated representative, to reasonably participate in the management of any action for which Buyer seeks indemnification under Section 8.2(a)(iii). Such right of participation shall include the right to: (i) receive copies of documents Buyer receives from or submits to governmental authorities; (ii) receive advance notices of material meetings between Buyer and third parties or governmental authorities and attend and participate in such meetings; and (iii) reasonably confer with Buyer with respect to the management of such action. No Damages incurred by Buyer in connection with the Brite Metals facility, including in connection with the remediation thereof, shall be indemnifiable by Sellers hereunder, unless such Damages relate to or arise from payments, actions or obligations that are reasonably necessary to comply with Environmental Health and Safety Laws; comply with or respond to a judgment, order, claim or request of a governmental authority; respond to a third-party claim; address conditions that would reasonably be expected to present a risk to human health or the environment; or limit the liability of the Company to third parties or the Michigan Department of Environmental Quality.

            (f) Notwithstanding anything to the contrary contained herein, (i) no Party shall be liable to or otherwise responsible to any other Party or any of its successors and assigns for consequential or punitive damages (other than punitive damages, awarded to third parties) or for lost profits with respect to Indemnifiable Claims, and (ii) with respect to any breach of the representations and warranties contained in Section 3.1(a), 3.1(c) or 3.1(d), each Seller's obligation to indemnify Buyer shall be several and not joint, and each Seller shall be obligated to indemnify Buyer only with respect to breaches of the representations and warranties made by that Seller.

            8.5   PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY
CLAIMS.

            (a) If the Indemnified Party determines to seek indemnification under this Article with respect to any Sellers' Indemnifiable Claims or Buyer's Indemnifiable Claims, as applicable ("Indemnifiable Claims"), resulting from the assertion of liability by third parties, it shall give notice to the Indemnifying Party within 60 days of the Indemnified Party's becoming aware of such Indemnifiable Claim; provided, however, that the failure to give timely notice hereunder shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such party is materially prejudiced thereby.
The notice shall identify the Section of this Agreement with respect to which the claimed breach arose and shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party, including the facts constituting the claimed breach. If any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within 20 days after receiving the Indemnified Party's notice, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, (i) the Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party (as long as the Indemnifying Party continues to defend such matter); and (ii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims shall be considered forfeited by its failure to give notice pursuant to the foregoing only to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the Parties shall make reasonably available to each other all relevant information in their possession material to any such assertion.

            (b) If the Indemnifying Party, within 20 days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense and to compromise or settle such action on behalf of and for the account and risk of the Indemnifying Party.

            (c) Notwithstanding anything in this Section to the contrary, the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof. If the Indemnifying Party can settle such Indemnifiable Claim with a complete release of the Indemnified Party and all Affiliates of the Indemnified Party for monetary damages only, but the Indemnified Party refuses such settlement, the Indemnifying Party shall not be liable for Damages in excess of the monetary damages of such proposed settlement.

            8.6 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD-PARTY CLAIMS. If the Indemnified Party asserts the existence of an Indemnifiable Claim giving rise to Damages (other than claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party identifying the Section of this Agreement with respect to which the claim arose, setting forth, in reasonable detail, the facts constituting the claim and specifying the nature and amount of the claim. If the Indemnifying Party, within 20 days after the mailing of notice by the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest the assertion of the Indemnified Party, the assertion by the Indemnified Party shall be considered accepted and agreed to by the Indemnifying Party. If, however, the Indemnifying Party contests the assertion of a claim by giving that written notice to the Indemnified Party within that period, then the Parties shall resolve such claim in accordance with the procedures set forth in Article X. Each Party shall pay its own legal, auditing and other fees in connection with such a contest; provided, however, that the fees of any mediator and expenses incurred by the mediator shall be borne one-half by Buyer and one-half by Sellers.

            8.7 EXCEPTIONS. Notwithstanding anything to the contrary contained in this Agreement, if a Party receives written notice from the other Party that, at the time of Closing, there exists (A) a default in any covenant, agreement or obligation to be performed by such other Party under this Agreement or (B) any breach of or inaccuracy of any representation or warranty of such Party made in this Agreement, and the Party receiving such notice nonetheless elects to proceed to the Closing, then, upon the consummation of the Closing, the Party receiving such notice shall be considered to have waived any such default and breach and shall have no claim against such other Party with respect thereto.


                                      ARTICLE IX

TERMINATION

            9.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

            (a)   by the mutual written consent of Buyer and each Seller;

            (b) by Buyer if any Seller remains in breach of any representation or warranty contained herein for 15 days after the date on which Buyer has notified each Seller in writing of that breach;

            (c) by any Seller if Buyer remains in breach of any representation or warranty contained herein for 15 days after the date on which a Seller has notified Buyer in writing of that breach;

            (d) by Buyer if any obligation, term or condition to be performed, kept or observed by any Seller has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement and such failure continues for 15 days after the date on which Buyer has notified each Seller in writing of such failure;

            (e) by any Seller if any obligation, term or condition to be performed, kept or observed by Buyer has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement and such failure continues for 15 days after the date on which a Seller has notified Buyer in writing of such failure;

            (f) by Buyer or any Seller if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable; or

            (g) by Buyer or any Seller, if not then in material breach of any of its obligations hereunder, if the Closing has not occurred by November 15, 1999; or

            (h)   by Buyer under the circumstances described in Section 5.16.

            9.2 EFFECT OF TERMINATION. A termination under this Article IX does not prejudice any claims which any Party may have under this Agreement, in law or in equity, as a consequence of any failure or default under this Agreement by another Party hereto. If Buyer or Sellers terminate this Agreement because the condition in Section 7.1(k) is not satisfied, Buyer shall pay to the Company the amount of $5,000,000, by wire transfer of immediately available funds, within two business days of such termination, such amount to serve as liquidated damages (and not as a penalty); provided that any termination resulting from the failure of any other condition set forth in Section 7.1 (which may also have resulted in a failure of Section 7.1(k)) shall not result in any obligation to make such liquidated damage payment.


                                      ARTICLE X

                                  DISPUTE RESOLUTION

            10.1 EXCLUSIVE PROCEDURE FOR DISPUTE RESOLUTION. Any dispute arising out of or relating to this Agreement, other than pursuant to Section 9.2, including claims for indemnification pursuant to Article VIII, shall be resolved in accordance with the procedures specified in this Article X, which shall be sole and exclusive procedures for the resolution of any such disputes.

            10.2  NEGOTIATION BETWEEN EXECUTIVES.

            (a) The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between Sellers or their appointed representatives and executives of Buyer who, if possible, shall be at a higher management level than the individuals with direct responsibility for administration of this Agreement (the "Negotiators"). Any Party may give the other Parties written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice (five days if the notice is delivered prior to a Closing hereunder), the receiving Party shall submit to the other Parties a written response. The notice and response shall include (i) a statement of each Party's position and a summary of arguments supporting that position, and (ii) the name and title of the Negotiators and of any other Person who will accompany them. Within 30 days after delivery of the disputing Party's notice (five days if the disputing Party's notice is delivered prior to a Closing hereunder), the Negotiators shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other Parties will be honored.

            (b) If the matter has not been resolved by these Persons within 60 days of the disputing Party's notice (10 days if the disputing Party's notice is delivered prior to a Closing hereunder), or if the Parties fail to meet within 30 days (five days if the disputing Party's notice is delivered prior to a Closing hereunder), any Party may initiate mediation as provided below.

            (c) All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

            10.3 MEDIATION. If the dispute has not been resolved by negotiation as provided above, the Parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources (CPR) Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the Parties agree otherwise.

            10.4 LITIGATION. If the dispute has not been resolved by non-binding means as provided herein within 90 days of the initiation of such procedure, any Party may initiate litigation (upon 30 days' written notice to the other Party); provided, however, that if one Party has requested the others to participate in a non-binding procedure and the others have failed to participate, the requesting Party may initiate litigation before expiration of such period.

            10.5  PROVISIONAL REMEDIES.  The procedures specified in this
Article X shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, that a Party, without prejudice to the above procedures, may file a complaint (for statute of limitations or venue reasons) or to seek preliminary injunction or other provisional judicial relief, if in its reasonable judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the Parties will continue to participate in good faith in following the dispute resolution procedures specified in this Article X.

            10.6 TOLLING, STATUTES OF LIMITATION. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Article X are pending. The Parties will take such action, if any, reasonably required to effectuate such tolling.

            10.7 PERFORMANCE TO CONTINUE. Each Party shall continue to perform his or its obligations under this Agreement pending final resolution of any dispute arising out of or relating thereto.


                                      ARTICLE XI

                      AGREEMENTS CONCERNING CERTAIN TAX MATTERS

            11.1 MUTUAL COOPERATION. Sellers and Buyer shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation and execution of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and, not later than 30 days from the written request of any other Party, provide such other Party with any records or information that may be relevant to such return, audit, examination or proceedings. Such assistance shall include making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns (or portions thereof) and supporting work schedules. The Party requesting such assistance hereunder shall reimburse the others for reasonable out-of-pocket expenses incurred by the others in providing such assistance.

            11.2 CERTAIN TAX MATTERS. Sellers, with reasonable assistance of the Company (which reasonable assistance will be at no cost to Sellers), shall prepare and file on behalf of the Company in a manner consistent with past practices all income, franchise and single business Tax Returns for the periods ending on or before the Closing Date and shall pay all Taxes due with respect to such periods that are not accrued or reserved for in the Closing Balance Sheet (other than the Section 338(h)(10) Taxes). Sellers shall provide a copy of each such Tax Return to Buyer for Buyer's review and approval (which approval shall only be required with respect to items that impact the amount of any Section 338(h)(10) Taxes or reflect the allocation referred to in Section 11.4 hereof) at least 15 days prior to the date such Tax Return is filed. Buyer shall be responsible for filing any Tax Returns that include periods commencing on or prior to the Closing Date and ending subsequent to the Closing Date and the payment of all Taxes imposed upon the Company with respect thereto; provided that Sellers shall promptly reimburse Buyer for the amount of such Taxes that is attributable to the portion of any such period that ended on the Closing Date and that is not accrued or reserved for in the Closing Balance Sheet (other than the Section 338(h)(10) Taxes). Buyer shall also be responsible for filing all Tax Returns relating to the Company, and the payment of all Taxes with respect thereto, for all periods beginning after the Closing Date.

            11.3 SECTION 338(h)(10) ELECTION. At Buyer's option, Buyer and each of the Sellers will join with Buyer in making an election under Section 338(h)(10) of the Code (and any election corresponding to Section 338(h)(10) or Section 338(g) of the Code under state, local, and foreign tax law to the extent necessary to achieve Tax basis step-up in the Company's assets) with respect to the purchase and sale of the stock of the Company hereunder (a "Section 338(h)(10) Election"). Buyer will be responsible for (i) any Tax imposed under
Section 1374 of the Code as a result of the Section 338(h)(10) Election and (ii) any state, local or foreign Tax imposed on the Company as a result of the
Section 338(h)(10) Election (together, the Taxes described in clauses (i) and
(ii) constitute the "Section 338(h)(10) Taxes" for purposes of this Agreement), and Buyer shall indemnify Sellers against any adverse consequences arising out of any failure to pay any such Taxes. In addition, Buyer shall reimburse Sellers for (i) the additional amount of income Taxes, if any, required to be paid by Sellers solely as a result of the Section 338(h)(10) Election and (ii) the additional amount of income Taxes required to be paid by Sellers as a result of the amount paid to Sellers pursuant to this sentence. For avoidance of doubt, the purpose of the reimbursement described in the preceding sentence is to cause Sellers to realize, from the transactions contemplated by this Agreement, the same amount after payment of all required income Taxes, that Sellers would have realized if the Section 338(h)(10) Election were not made with respect to the sale of the Shares.

            11.4 ALLOCATION OF PURCHASE PRICE. Buyer and Sellers agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated in a manner consistent with the fair market values of the assets of the Company as reasonably determined by Buyer. Within 180 days after the Closing Date, Buyer shall prepare, or cause to be prepared, a schedule setting forth such allocation and shall deliver a copy of such schedule to Sellers. Buyer, the Company and Sellers will file all Tax Returns (including, without limitation, supporting schedules, amended returns, claims for refunds and information returns) in a manner consistent with the values set forth on such schedule.

            11.5 S CORPORATION STATUS. Sellers will not, and Sellers will not permit the Company to, revoke the Company's election to be taxed as an S corporation within the meaning of Section 1361 and 1362 of the Code. Sellers will not, and Sellers will not permit the Company to, take or allow any action other than the sale of the Company's stock pursuant to this Agreement that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Section 1361 and 1362 of the Code.


                                     ARTICLE XII

MISCELLANEOUS PROVISIONS

            12.1 NOTICE. All notices, requests, demands and other communications required or permitted under this Agreement, including, without limitation, all notices required pursuant to Article VIII of this Agreement, shall be considered to have been duly given and made if in writing and served either by personal delivery (which shall include delivery by Federal Express or similar services) to the Party for whom it is intended or by being deposited postage prepaid, certified or registered mail, return receipt requested (or such form of mail as may be substituted therefor by postal authorities), in the United States mail, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such Party:

            If to Sellers:    To the address set forth under
                              each Seller's name on Exhibit A

            With a copy to:   Baker & Hostetler LLP
                              3200 National City Center
                              1900 East 9th Street
                              Cleveland, Ohio  44114-3485
                              Attention: John M. Gherlein, Esq.

            If to Buyer:      J. L. French Automotive Castings, Inc.
                              3101 S. Taylor Dr.
                              P.O. Box 1024
                              Sheboygan, Wisconsin 53081
                              Attention: President

            With a copy to:   Kirkland & Ellis
                              200 E. Randolph
                              Chicago, Illinois 60601
                              Attention:  John A. Schoenfeld

            12.2 ENTIRE AGREEMENT. This Agreement, the Disclosure Schedule and the Exhibit hereto and the Additional Documents embody the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understanding relative to that subject matter.

            12.3 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Buyer, its representatives, successors and assigns, and Sellers, their respective representatives, successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld), except that Buyer shall have the right to assign its rights hereunder to its lender for collateral security purposes or to a wholly owned subsidiary of Buyer and to transfer and assign ownership of the Company or its assets and properties to a subsidiary or Affiliate of Buyer. No such transfer by Buyer shall operate in any way to modify or discharge any of the obligations of Buyer contemplated by this Agreement.

            12.4 NO THIRD-PARTY BENEFICIARIES. Subject to Section 12.3 hereof, nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties, any rights, remedies or other benefits under or by reason of this Agreement.

            12.5 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be considered an original, but all of which taken together shall constitute one and the same instrument.

            12.6 EXPENSES AND TRANSACTIONS. Buyer shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Except as otherwise specifically set forth in this Agreement, the Sellers shall bear all of Sellers' and the Company's costs and expenses (including all legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, any income Tax on any gain resulting from the deemed liquidation of the Company pursuant to the Section 338(h)(10) Election) (the "Sellers' Expenses"). Sellers shall pay such Sellers' Expenses prior to the Closing Date or accrue such Sellers' Expenses on the Closing Balance Sheet. To the extent such Sellers' Expenses are not paid or accrued on the Closing Balance Sheet, Sellers shall indemnify Buyer for such Sellers' Expenses.

            12.7 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the Parties, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a Party shall be effective or binding unless such waiver shall be in writing and signed by the Party claimed to have given or consented thereto.

            12.8 OTHER AND FURTHER COVENANTS. The Parties shall, in good faith, execute such other and further instruments, assignments or documents as may be necessary for the consummation of the transactions contemplated by this Agreement, and shall assist and cooperate with each other in connection with these activities.

            12.9 GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be considered to include and designate the masculine, feminine or neuter gender.

            12.10 GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Delaware, without regard to any such laws relating to choice or conflict of laws.

            12.11 PUBLIC ANNOUNCEMENTS. Neither Buyer nor any Seller shall, without the prior written consent of the other, make any public announcement or any release to trade publications or to the press or make any statement to any competitor, customer or any other third party with respect to the transactions contemplated herein, except such announcement, release or statement necessary in the opinion of its counsel to comply with applicable requirements of federal or state law, the content of which is mutually agreed to by the Parties.

            12.12 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

            12.13 SPECIFIC PERFORMANCE. Sellers acknowledge that the Company's business is unique and recognize and affirm that in the event of a breach of this Agreement by Sellers, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, Sellers agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Sellers' obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

            12.14 NON-COMPETITION; NON-SOLICITATION. In consideration of Buyer's agreement to enter into this Agreement, and as a condition thereto, John
W. Humphrey and James A. Humphrey (the "Majority Sellers") covenant and agree as follows:

            (a) For a period of five years from and after the Closing Date, the Majority Sellers will not engage directly or indirectly in the design, manufacture or sale of any products which the Company designs, manufacturers or sells as of the Closing Date anywhere in North America; PROVIDED, HOWEVER, that ownership of less than 5% of the outstanding stock of any publicly traded corporation shall not be deemed to be engaging solely by reason thereof in any of its businesses.

            (b) Each Majority Seller agrees that, for a period of five years from the Closing Date, such Majority Seller (i) will not directly or indirectly contact or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person employed by the Company at any time during the one-year periods preceding and following the Closing Date, without the prior written consent of the Company and (ii) will not induce or attempt to induce any customer or other business relation of the Company into any business relationship with might materially harm the Company.

            (c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this subsection is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

            (d) The Majority Sellers acknowledge and agree that in the event of a breach by the Majority Sellers of any of the provisions of this Section 12.14, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, Buyer and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.


                             [Signature pages follow.]

            IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.

                                    BUYER:

                                    J. L. FRENCH AUTOMOTIVE CASTINGS, INC.

                                    By:     /s/ Carl E.Nelson
                                       ----------------------------------------

                                    Title:  Vice President
                                          -------------------------------------



                                    SELLERS:


-------------------------------                 -------------------------------
/s/ James A. Humphrey                           /s/ Melvin Baskin


-------------------------------                 -------------------------------
/s/ John W. Humphrey                            /s/ James Green


-------------------------------                 -------------------------------
/s/  John W. Humphrey, Trustee of the James     /s/ Frank Gary
A. Humphrey Children's Trust dated
May 7, 1999


-------------------------------                 -------------------------------
/s/  James A. Humphrey, Co-Trustee of the       /s/ James Fitzell
Trust F/B/O Victoria E. Atkinson
Humphrey Trust dated May 17, 1999


-------------------------------                 -------------------------------
/s/ Donald P. Ricklefs, Co-Trustee of the       /s/ Dennis Shimmell
Trust F/B/O Victoria E. Atkinson Humphrey
Trust dated May 17, 1999

-------------------------------                 -------------------------------
/s/ Nancy Gibson, Co-Trustee of the Trust       /s/ Steve Moore
F/B/O Victoria E. Atkinson Humphrey
Trust dated May 17, 1999


-------------------------------                 -------------------------------
/s/ James A. Humphrey, Co-Trustee of the        /s/ Raimund Zipf
Trust F/B/O Joanna A. Avalo
Humphrey Trust dated May 17, 1999


-------------------------------                 -------------------------------
/s/ Donald P. Ricklefs, Co-Trustee of the       /s/ Tim Gilliland
Trust F/B/O Joanna A. Avalo Humphrey
Trust dated May 17, 1999


-------------------------------                 -------------------------------
/s/ Nancy Gibson, Co-Trustee of the             /s/ John Huber
Trust F/B/O Joanna A. Avalo Humphrey
Trust dated May 17, 1999


-------------------------------                 -------------------------------
/s/ James A. Humphrey, Co-Trustee of the        /s/ Paul Hollenbeck
Trust F/B/O Caroline E. Sewell
Humphrey Trust dated May 17, 1999


-------------------------------                 -------------------------------
/s/ Donald P. Ricklefs, Co-Trustee of the       /s/ Nancy Gibson, Co-Trustee of
Trust F/B/O Caroline E. Sewell Humphrey         the Trust F/B/O Pamela Humphrey
Trust dated May 17, 1999                        Trust dated May 17, 1999


-------------------------------                 -------------------------------
/s/ Nancy Gibson, Co-Trustee of the             /s/ Donald P. Ricklefs, Co-
Trust F/B/O Caroline E. Sewell Humphrey         Trustee of the Trust F/B/O
Trust dated May 17, 1999                        Pamela Humphrey Trust dated
                                                May 17, 1999

-------------------------------
/s/ James A. Humphrey, Co-Trustee of the
Trust F/B/O Pamela Humphrey Trust
dated May 17, 1999

                                 DISCLOSURE SCHEDULE

            Reference is made to the Stock Purchase Agreement (the "Agreement"), dated as of September 9, 1999, by and among J. L. French Automotive Castings, Inc. and the stockholders of Nelson Metal Products Corporation, a Delaware corporation (the "Company"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

            This Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, any representations or warranties of Sellers except as and to the extent provided in the Agreement, subject to the limitations therein. Certain of the information contained in this Disclosure Schedule may not be required to be disclosed pursuant to the Agreement. Such information is included solely for informational purposes, and disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in the Agreement or otherwise alter in any way the terms of the Agreement. Inclusion of information herein shall not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the Company.

            Facts disclosed in one part or section of the Disclosure Schedule shall be deemed to be disclosed on each other part or section of the Disclosure Schedule where the facts disclosed would put a reasonable person on notice of their applicability to such other parts or sections of the Disclosure Schedule. Headings have been inserted on the sections of the Disclosure Schedule for convenience of reference only and shall not have the effect of amending or changing the express description of any sections set forth in the Agreement.

                 LIST OF SECTIONS REFERRED TO IN DISCLOSURE SCHEDULE

Section 3.1(c)          Brokers' Fees
Section 3.1(d)          Share Ownership and Authority
Section 3.1(e)          Certain Business Relationships
Section 4.2             Subsidiaries
Section 4.3             Capitalization and Security Holders
Section 4.4             Litigation
Section 4.5             Conflicts
Section 4.6             Financial Statements
Section 4.7             Absence of Certain Changes or Events
Section 4.8             Taxes
Section 4.9             Proprietary Rights
Section 4.11            Real Properties
Section 4.12            Real Estate Leases
Section 4.13            Fixed Assets
Section 4.14            Permits
Section 4.15            Compliance with Laws
Section 4.16            Environment, Health & Safety
Section 4.17            Employee Benefit Plans
Section 4.18            Contracts
Section 4.19            Inventory
Section 4.20            Directors, Officers, Employees and Compensation
Section 4.21            Labor Relations
Section 4.22            Accounts and Notes Receivable
Section 5.9             S Corporation Distribution
Section 5.10            Called Options
Section 6.2             Third Party and Governmental Consents


                                   LIST OF EXHIBITS


Exhibit A List of Sellers
Exhibit B Legal Opinion of Sellers' Counsel
Exhibit C Legal Opinion of Buyer's Counsel